RENEWAL CASH PERFORMANCE AWARD AGREEMENT
Kristin Dolan

October 9, 2025

Dear Kristin:
You have been granted by the Compensation Committee of the Board of Directors (as more fully described in Section 10, the “Committee”) of AMC Networks Inc. (the “Company”), effective as of October 9, 2025 (the “Grant Date”), a contingent cash award (the “Award”). The Award is subject to the terms and conditions set forth below:
1.Award. In accordance with the terms of this Renewal Cash Performance Award Agreement (the “Agreement”), the target amount of your contingent Award is $3,000,000 (the “Target Award”), which may be increased or decreased to the extent the price per share hurdles (the “Stock Price Hurdles”) of the Company’s Class A Common Stock, par value $.01 per share (“Share”) set forth on Annex 2 hereto have been attained during the period from October 9, 2025 through December 31, 2028 (the “Performance Period”). The applicable incremental percentage of the Target Award, as set forth in Annex 2 attached hereto, will vest at the end of the Performance Period if the corresponding Stock Price Hurdle is achieved during the Performance Period; provided, that, except as provided in Section 2 below, you have remained in the continuous employ of the Company or one of the AMC Subsidiaries (as defined in Section 13 below) from the Grant Date through such date. Any portion of the Award for which the applicable Stock Price Hurdle has been achieved prior to the end of the Performance Period will be payable to you in cash within fifteen (15) days following the end of the Performance Period; provided, that, except as provided in Section 2, you have remained in the continuous employ of the Company or one of the AMC Subsidiaries from the Grant Date through the end of the Performance Period.
2.Termination of Employment. If, prior to the end of the Performance Period, your continuous employment by the Company or one of the AMC Subsidiaries ends for any reason, then you will automatically forfeit all of your rights and interest in the Award, except as otherwise provided in the Employment Agreement, dated as of October 9, 2025, by and between you and the Company (the “Employment Agreement”). A termination event in which you do not forfeit the Award as of the date of such termination event, as provided in the Employment Agreement, shall be referred to herein as a “Qualifying Termination.”
3.Change of Control/Going Private Transaction. As set forth in Annex 1 attached hereto, your entitlement to the Award may be affected in the event of a Change of Control of the Company or a going-private transaction (each as defined in Annex 1 attached hereto).
4.Termination. Except for a right which has accrued to receive a payment on account of the Award, this Agreement shall automatically terminate and be of no further force and effect following the end of the Performance Period.
5.Transfer Restrictions. Unless the Committee shall permit (on such terms and conditions as it shall establish) the Award to be transferred to a member of your immediate family or to a trust or similar vehicle for the benefit of members of your immediate family, you may not transfer, assign, pledge or otherwise encumber the Award, except by will or by the laws of descent and distribution, and except to the extent required by law, none of your rights or interests under the Award shall be subject to any lien, obligation or liability.
6.Unfunded Obligation. The Award will at all times be unfunded and, except as set forth in Section 8 or Annex I, no provision will at any time be made with respect to segregating any assets of the Company or any of its Affiliates for payment of any benefits under this Agreement. Your right or that of your estate to receive payments under this Agreement shall be an unsecured claim against the general assets of the Company, including any rabbi trust established pursuant to Section 8 or Annex I. Neither you nor your estate shall have any rights in or against any specific assets of the Company other than the assets held by the rabbi trust established pursuant to Section 8 or Annex I.
7.Tax Representations and Tax Withholding.
a.You hereby acknowledge that you have reviewed with your own tax advisors the federal, state and local tax consequences of receiving the Award. You hereby represent to the Company that you are relying solely on such advisors and not on any statements or representations of the Company, its Affiliates or any of their respective agents. If, in connection with the Award, the Company is required to withhold any amounts by reason of any federal, state or local tax, such withholding shall be effected in accordance with Section 7(b) of this Agreement.
b.If the Company or an Affiliate shall be required to withhold any amounts by reason of federal, state or local tax laws, rules or regulations in respect of the payment of the Award to you, the Company or an Affiliate shall be entitled to deduct or withhold such amounts from any cash payments made to you. In any event, you shall make available to the Company or Affiliate, promptly when requested by the Company or such Affiliate, sufficient funds to meet the requirements of such withholding and the Company or Affiliate shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds made available to the Company or Affiliate out of any funds or property due to you.
8.Section 409A. It is the Company’s intent that payments under this Agreement be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code (“Section 409A”), and that the Agreement be administered and interpreted accordingly. Notwithstanding anything to the contrary contained in this Agreement or any employment agreement you have entered into with the Company, to the extent that any payment or benefit under this Agreement, or any other plan or arrangement of the Company or its affiliates, is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to you by reason of your termination of employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit shall not be made or provided before the date that is six months after the date of your separation from service (or your earlier death). Any amount not paid in respect of the six month period specified in the preceding sentence will be (i) deposited in a trust in compliance with Rev. Proc. 92-64 (the “Rabbi Trust”), provided, however, that no payment will be made to the Rabbi Trust if it would be contrary to law or cause you to incur additional tax under Section 409A; and (ii) paid to you, together with interest on such delayed amount, at the rate equal to the average of the one-year SOFR fixed rate equivalent for the ten business days prior to the date of your separation from service (or your earlier death), in a lump sum as soon as practicable after the expiration of such six month period. Each payment under this Agreement will be treated as a separate payment under Section 409A.
9.Right of Offset. You hereby agree that the Company shall have the right to offset against its obligation to provide any payments due under this Agreement to the extent that it does not constitute “non-qualified deferred compensation” pursuant to Section 409A, any outstanding amounts of whatever nature that you then owe to the Company or any of the AMC Subsidiaries.
10.The Committee. For purposes of this Agreement, the term “Committee” means the Compensation Committee of the Board of Directors of the Company (the “Board of Directors”). The Award shall be administered by the Committee. Such members shall be appointed by, and shall serve at the pleasure of, the Board of Directors. Except as otherwise determined by the Board of Directors, the members of the Committee shall be “non-employee directors” as defined in Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”); provided, however, that the failure of the Committee to be so comprised shall not cause the Award to be invalid. The Committee may delegate any of its powers under the Agreement to a subcommittee of the Committee (which hereinafter shall also be referred to as the Committee). The Committee may also delegate (i) to any person who is not a member of the Committee or (ii) to any administrative group within the Company, any of its powers, responsibilities or duties. In delegating its authority, the Committee shall consider the extent to which any delegation may cause the Award to fail to meet the requirements of Rule 16(b)-3(d)(1) or Rule 16(b)-3(e) under the Exchange Act
11.Committee Discretion. The Committee has full discretion with respect to any actions to be taken or determinations to be made in connection with this Agreement, and its determinations shall be final, binding and conclusive.
12.Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Agreement, except that the Committee shall not make any amendment or revision in a manner unfavorable to you (other than amendments or revisions that are, individually and in the aggregate, immaterial), without your consent. Any amendment of this Agreement shall be in writing and signed by an authorized member of the Committee or a person or persons designated by the Committee.
13.AMC Subsidiaries. For purposes of this Agreement, “AMC Subsidiaries” shall mean the direct or indirect subsidiaries of the Company (or, in the case of a going private transaction or Change of Control, the direct or indirect subsidiaries of the Surviving Entity).
14.Entire Agreement. Except for the Employment Agreement (as may be modified, renewed or replaced), this Agreement constitutes the entire understanding and agreement of you and the Company with respect to the Award and supersedes all prior understandings and agreements. In the event of a conflict among the documents with respect to the terms and conditions of the Award covered hereby, the documents will be accorded the following order of authority: the terms and conditions of the Employment Agreement, if any, will have highest authority, followed by the terms and conditions of this Agreement.
15.Successors and Assigns. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.
16.Governing Law. This Agreement shall be deemed to be made under, and in all respects be interpreted, construed and governed by and in accordance with, the laws of the State of New York without regard to conflict of law principles.

17.Jurisdiction and Venue. You and the Company irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States for the Southern District of New York located, in each case, in New York County New York in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive, and agree not to assert, as a defense that you or the Company, as the case may be, are not subject thereto or that the venue thereof may not be appropriate. You and the Company agree that the mailing of process or other papers in connection with any action or proceeding in any manner permitted by law shall be valid and sufficient service.
18.Waiver. No waiver by the Company at any time of any breach by you of, or compliance with, any term or condition of this Agreement to be performed by you shall be deemed a waiver of the same, any similar or any dissimilar term or condition at the same or at any prior or subsequent time.
19.Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.
20.Exclusion from Compensation Calculation. By acceptance of this Agreement, you shall be deemed to be in agreement that the Award shall be considered special incentive compensation and will be exempt from inclusion as “wages” or “salary” in pension, retirement, life insurance and other employee benefits arrangements of the Company and its Affiliates, except as determined otherwise by the Company. In addition, each of your beneficiaries shall be deemed to be in agreement that the Award shall be exempt from inclusion in “wages” or “salary” for purposes of calculating benefits of any life insurance coverage sponsored by the Company or any of its Affiliates.
21.No Right to Continued Employment. Nothing contained in this Agreement shall be construed to confer on you any right to continue in the employ of the Company or any Affiliate, or derogate from the right of the Company or any Affiliate, as applicable, to retire, request the resignation of, or discharge you, at any time, with or without cause.
22.Clawback. To the extent the Award is subject to recovery under any law, government regulation or stock exchange listing requirement, the Award will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement, or the AMC Networks, Inc. Clawback Policy.
23.Restrictive Covenants. You agree to be bound by the restrictive covenants set forth in Annex 1 of your Employment Agreement in accordance with their terms.
24.Headings. The headings in this Agreement are for purposes of convenience only and are not intended to define or limit the construction of the terms and conditions of this Agreement.
25.Effective Date. Upon execution by you, this Agreement shall be effective from and as of the Grant Date.
26.Signatures. Execution of this Agreement by the Company and/or you may be in the form of an electronic, manual or similar signature, and such signature shall be treated as an original signature for all purposes.
[Signature page follows.]

AMC NETWORKS INC.

By: /s/ Sal Romanello

    Name: Sal Romanello
    Title: Executive Vice President and General Counsel
By your signature below, you (i) acknowledge that a complete copy of this Agreement has been made available to you and (ii) agree to all of the terms and conditions set forth in this Agreement.

ACCEPTED AND AGREED:

By:	/s/ Kristin Dolan
	Name:	Kristin Dolan

Annex 1
to
Renewal Cash Performance Award Agreement
1.Going Private Transaction or Change of Control. In the event of a “going private transaction” or a Change of Control, each as defined below (a “Transaction”), and provided that you have (i) remained in the continuous employ of the Company or one of the AMC Subsidiaries from the Grant Date through immediately prior to the Transaction or (ii) experienced a Qualifying Termination prior to the Transaction, then the Committee shall, effective as of immediately prior to the Transaction, deem any applicable Stock Price Hurdles to be achieved based on the “offer price per share,” the “acquisition price per share” or the “merger price per share,” each as defined below, whichever of such amounts is applicable. Any corresponding portion of the Award that is deemed by the Committee to have achieved the applicable Stock Price Hurdles, as well as any portion of the Award for which the applicable Stock Price Hurdle was already achieved prior to the Transaction (together, the “Transaction Award”) shall be vested upon the effective date of the Transaction and payable to you in accordance with Paragraph 2 below. You will automatically forfeit any portion of the Award that remains unvested following the Transaction.
2.If the Transaction:
A.is a permissible distribution event under Section 409A or payment of the Transaction Award upon such event is otherwise permissible under Section 409A (including, for the avoidance of doubt, by reason of the inapplicability of Section 409A to the Transaction Award), then the Transaction Award shall be paid to you by the Company on the effective date of the Transaction; or
B.is not a permissible distribution event under Section 409A and payment of the Transaction Award upon such event is not otherwise permissible under Section 409A, then the Transaction Award shall be paid to you by the Company (together with interest thereon pursuant to Paragraph 3 below) on the earliest to occur of:
a.(1) any subsequent date on which you are no longer employed by the Company or any of the AMC Subsidiaries for any reason other than termination of your employment by one of such entities for Cause (provided that if you are determined by the Company to be a “specified employee” within the meaning of Section 409A, six months from such date);
(2) any other date on which such payment or any portion thereof would be a permissible distribution under Section 409A; or
(3) the end of the Performance Period.
3.Rabbi Trust. Upon any Transaction, to the extent any amounts are due to be paid to you at a later date pursuant to Paragraph 2(B) above, such amounts will be (i) deposited in a Rabbi Trust, provided, however, that no payment will be made to the Rabbi Trust if it would be contrary to law or cause you to incur additional tax under Section 409A; and (ii) paid to you, together with interest on such delayed amount, at the rate equal to the average of the one-year SOFR fixed rate equivalent for the ten business days prior to the date of the Transaction, in a lump sum pursuant to Paragraph 2(B) above.
4.As used herein,
“Acquisition price per share” shall mean the greater of (i) the highest price per share stated on the Schedule 13D or any amendment thereto filed by the holder of twenty percent (20%) or more of the Company’s voting power which gives rise to the Change of Control or going private transaction, and (ii) the highest fair market value per share of common stock during the ninety-day period ending on the date of such Change of Control or going private transaction.
“Cause” shall have the meaning set forth in the Employment Agreement.
“Change of Control” means the acquisition, in a transaction or a series of related transactions, by any person or group, other than members of the immediate family of Charles F. Dolan or trusts for the benefit of Charles F. Dolan’s immediate family (or an entity or entities controlled by any of them) or any employee benefit plan sponsored or maintained by the Company, of the power to direct the management of the Company or substantially all its assets (as constituted immediately prior to such transaction or transactions).
“Going private transaction” means a transaction involving the purchase of Company securities described in Rule 13e-3 to the Securities and Exchange Act of 1934.
“Good reason” shall have the meaning set forth in the Employment Agreement.
“Merger price per share” shall mean, in the case of a merger, consolidation, sale, exchange or other disposition of assets that results in a Change of Control or going private transaction (a “Merger”), the greater of (i) the fixed or formula price for the acquisition of shares of common stock occurring pursuant to the Merger, and (ii) the highest fair market value per share of common stock during the ninety-day period ending on the date of such Change of Control or going private transaction. Any securities or property which are part or all of the consideration paid for shares of common stock pursuant to the Merger shall be valued in determining the merger price per share at the higher of (A) the valuation placed on such securities or property by the Company, person or other entity which is a party with the Company to the Merger, or (B) the valuation placed on such securities or property by the Committee.
“Offer price per share” shall mean, in the case of a tender offer or exchange offer which results in a Change of Control or going private transaction (an “Offer”), the greater of (i) the highest price per share of common stock paid pursuant to the Offer, or (ii) the highest fair market value per share of common stock during the ninety-day period ending on the date of a Change of Control or going private transaction. Any securities or property which are part or all of the consideration paid for shares of common stock in the Offer shall be valued in determining the Offer Price per Share at the higher of (A) the valuation placed on such securities or property by the Company, person or other entity making such offer or (B) the valuation placed on such securities or property by the Committee.

“Surviving Entity” means the entity that owns, directly or indirectly, after consummation of any transaction, substantially all the assets of the Company as constituted immediately prior to consummation of such transaction. If any such entity is at least majority-owned, directly or indirectly, by any entity (a “parent entity”) which has shares of common stock (or partnership units) traded on a national stock exchange or the over-the-counter market, as reported on NASDAQ or any other stock exchange, then such parent entity shall be deemed to be the Surviving Entity, provided that if there shall be more than one such parent entity, the parent entity closest to ownership of substantially all the assets of the Company shall be deemed to be the Surviving Entity.

Annex 2
to
Renewal Cash Performance Award Agreement
An incremental percentage of the Award shall satisfy the Stock Price Hurdle based on the achievement of any of the Stock Price Hurdles during the Performance Period as set forth below:

Stock Price Hurdles	Incremental % of Target Award Upon Achievement of Stock Price Hurdles	Cumulative % of Target Award Upon Achievement of Stock Price Hurdles
$9.50	25%	25%
$10.50	25%	50%
$11.50	25%	75%
$12.50	25%	100%
$13.75	12.5%	112.5%
$15.00	12.5%	125%
$16.25	12.5%	137.5%
$17.50	12.5%	150%

Notwithstanding anything herein to the contrary (other than as provided in Annex 1), measurement of the achievement of the Stock Price Hurdles shall be based on a rolling thirty (30) consecutive trading day average of the Company’s closing price per Share as reported on the principal exchange on which the Company’s Class A Common Stock is listed for trading during the Performance Period. Upon the achievement of any Stock Price Hurdle during the Performance Period in accordance with the preceding sentence, the applicable incremental percentage of the Target Award shall vest in accordance with, and to the extent provided in, Sections 1 and 2 of the Agreement or Annex I of the Agreement, as the case may be.

In the event the Company experiences an Adjustment Event (as defined below), then the Committee shall, in such manner as it may determine to be equitable in good faith, adjust any or all of the terms of this Agreement (including, without limitation, the Stock Price Hurdles included in this Agreement) in accordance with the terms and conditions of this Agreement. In determining adjustments to be made hereunder, the Committee may take into account such factors as it determines to be appropriate, including without limitation (i) the provisions of applicable law and (ii) the potential tax or accounting consequences of an adjustment (or not making an adjustment). For purposes of this Agreement, an “Adjustment Event” shall mean any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, forward or reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event that affects Shares such that the failure to make an adjustment to the Award would not fairly protect the rights represented by the Award in accordance with the essential intent and principles thereof.

In addition, there shall be no interpolation for achievement between the Stock Price Hurdles listed above, and no achievement of the Stock Price Hurdles shall be permitted following the completion of the Performance Period.